Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Advanced Series Trust of our report dated February 26, 2024, relating to the financial statements and financial highlights, which appears in AST T. Rowe Price Asset Allocation Portfolio’s Annual Report and AST Balanced Asset Allocation Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Form of Plan of Reorganization” in such Registration Statement, and to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in the Registration Statement dated May 1, 2024 for Advanced Series Trust, which is also incorporated by reference in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
September 6, 2024